July 1, 1999

Mr. Donald Jewell
9368 Duff Court
Ellicott City, MD 21043

Dear Don:

On behalf of Hadron I am pleased to renew the offer for you to continue in the position of Vice President of Hadron, as approved by the Compensation committee of the Hadron Board of Directors.
The annual salary for this position is currently $5,000.00, paid bi-weekly. In addition, I am pleased to renew the offer for you to continue as the President of Hadron's subsidiary, Engineering & Information Services, Inc., (EISI) reporting to George Fowler, President of Hadron. The annual salary accompanying this position is $105,000 per annum paid bi-weekly.

The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, that the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if the Company determines that you have not satisfactorily performed your duties. In the event that the Company terminates your employment without cause, or if the Company decides not to renew this agreement for any reason other than those specified above, you shall receive six months' severance pay paid out over six months in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

In the event your employment agreement is renewed on July 1, 2000, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company, as determined by the Board of Directors.

During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees. You shall be entitled to four weeks of paid vacation leave and two weeks of sick leave per year.
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Mr. Donald Jewell
July 1, 1999
Page 2

In addition, and as part of your compensation package, you shall continue to receive a car allowance in the amount of $350 per month. Furthermore, the Company will reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.

You will also be a member of the Hadron Bonus Plan for Fiscal Year 2000, if one is established.

In addition to the above, you will be eligible to receive incentive stock options as stipulated in the Hadron, Inc. 1994 Stock Option
Plan, As Amended and approved by the Board of Directors.

After review of the terms and conditions expressed above, sign the agreement in the space provided and return a copy to me. George Fowler and I look forward to the opportunity to continue to work with you here at Hadron and EISI. I believe you will continue to find the position challenging and worthy of your talents.

Very truly yours,

/S/ C.W. GILLULY


C. W. Gilluly
Chairman of the Board and
Chief Executive Officer



Accepted:


/S/ DONALD JEWELL               7/1/99
________________________      __________
Donald Jewell                      Date


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